AUTOMATIC DATA PROCESSING, INC.

BY-LAWS

As Amended and Restated on April 26, 2026

AUTOMATIC DATA PROCESSING, INC.

BY-LAWS

TABLE OF CONTENTS

SECTION		PAGE
ARTICLE I	STOCKHOLDERS	1

ARTICLE II	BOARD OF DIRECTORS	8

ARTICLE III	AUDIT COMMITTEE, COMPENSATION COMMITTEE, NOMINATING CORPORATE GOVERANCE COMMITTEE AND OTHER COMMITTEES	20

ARTICLE IV	OFFICERS	22

ARTICLE V	CAPITAL STOCK	24

ARTICLE VI	INDEMNIFICATION	26

ARTICLE VII	GENERAL PROVISIONS	29

Section 7.01.	Dividends	29
Section 7.02.	Reserves	29
Section 7.03.	Execution of Instruments	29
Section 7.04.	Corporate Indebtedness	29
Section 7.05.	Fiscal Year	30
Section 7.06.	Seal	30
Section 7.07.	Books and Records; Inspection	30
Section 7.08	Exclusive Forum	30

ARTICLE VIII	AMENDMENT OF BY-LAWS	31

Section 8.01.	Amendment	31

ARTICLE IX	CONSTRUCTION	31

Section 9.01.	Construction	31

AUTOMATIC DATA PROCESSING, INC.

BY-LAWS

As Amended and Restated on April 26, 2026

ARTICLE I

STOCKHOLDERS

Section 1.01. Annual Meetings. The annual meeting of the stockholders of the Corporation for the election of directors and for the transaction of such other business as properly may come before such meeting shall be held at such place, either within or without the State of Delaware, and at such date and hour, as may be fixed from time to time by resolution of the Board of Directors and set forth in the notice or waiver of notice of the meeting.

At any annual meeting of the stockholders, only such business shall be conducted as shall have been brought before the annual meeting (a) by or at the direction of the chair of the meeting or (b) by any stockholder who is a holder of record at the time of the giving of the notice provided for in this Section 1.01 and at the time of the annual meeting, who is entitled to vote at the meeting and who complies with the procedures set forth in this Article I.

For business (other than director nominations which shall be governed by Sections 2.04 and 2.05) properly to be brought before an annual meeting of the stockholders by a stockholder, the stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation (the “Secretary”). To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the date of the immediately preceding annual meeting; provided, however, that if the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder to be timely must be so delivered or received not earlier than the 120th day prior to such annual meeting and not later than the later of the 90th day prior to such annual meeting or the tenth day following the day on which Public Announcement of the date of such meeting is first made. No adjournment or postponement of any meeting shall be deemed to affect any of the time periods set forth in the previous sentence. To be in proper written form, a stockholder’s notice to the Secretary shall set forth in writing as to each matter the stockholder proposes to bring before the annual meeting the following information as of the date of the notice: (a) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (b) the name and address, as they appear on the Corporation’s books, of the stockholder proposing such business, of the beneficial owner, if any, on whose behalf the proposal is made as well as the name and address of any affiliate or associate of any such person (as such terms are defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (each such stockholder, beneficial owner and other person, a “Proposing Person”), (c) the classes and number of shares of the Corporation that are owned beneficially or of record by each Proposing Person, (d) a description in reasonable detail of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions and borrowed or loaned shares) that has been entered into, directly or indirectly, by, or on behalf of, any

Proposing Person, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of any Proposing Person with respect to shares of stock of the Corporation, (e) a description in reasonable detail of any proxy (including any revocable proxy), contract, arrangement or understanding pursuant to which a Proposing Person has or may have a right to vote any shares of any security of the Corporation or pursuant to which a Proposing Person has or may have granted a right to vote any shares of any security of the Corporation, including the number of shares of any security of the Corporation subject to such proxy, contract, arrangement or understanding (the information required to be disclosed pursuant to the foregoing clauses (b) through (e) of this Section 1.01, the “Proposal Information”), (f) any material interest of a Proposing Person in such business proposed to be brought before such annual meeting of the stockholders, (g) any other information relating to each Proposing Person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors, or would be otherwise required, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, and (h) a representation by the Proposing Persons as to whether or not they intend to solicit proxies in support of the stockholder’s proposal. “Public Announcement” shall mean (a) disclosure in a press release reported by the Dow Jones News Service, Reuters Information Service or any similar or successor national news wire service, (b) disclosure in a communication distributed generally to stockholders and in a document publicly filed by the Corporation with the Securities and Exchange Commission (“SEC”) pursuant to Sections 13, 14 or 15(d) of the Exchange Act or any successor provisions thereto, or (c) disclosure by the Corporation in a posting on the Corporation’s website.

In addition, the Proposing Persons shall update and supplement the information required to be provided in their notice to the Corporation, so that such information shall be true and correct as of the record date for the meeting and as of the date that is the later of ten business days before the meeting or any adjournment or postponement thereof. Such update and supplement must be delivered to or mailed and received by the Secretary of the Corporation at the principal executive offices of the Corporation by no later than five business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than seven business days before the date for the meeting (in the case of the update and supplement required to be made as of ten business days before the meeting or any adjournment or postponement thereof).

The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his or her intention to present a proposal at an annual meeting and such stockholder’s proposal has been included in a proxy statement that has been prepared by management of the Corporation to solicit proxies for such annual meeting; provided, however, that if such stockholder does not appear or send a Qualified Representative to present such proposal at such annual meeting, the Corporation need not present such proposal for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation. Notwithstanding anything in these By-Laws to the contrary, but subject to Section 2.04 of Article II, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section 1.01. The chair of an annual meeting may refuse to permit any business to be brought before an annual meeting that was not properly brought in compliance with the foregoing procedures or, in the case of a stockholder proposal, if any Proposing Person solicits proxies in support of such stockholder’s proposal after having represented that the Proposing Persons did not intend to solicit proxies in support of such stockholder’s proposal. In order to be a “Qualified Representative” of a stockholder, such person must be a duly authorized officer, manager or partner of such stockholder or a person authorized to act for such stockholder at the annual meeting by a writing executed by such stockholder or an electronic transmission delivered by such stockholder, which writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, must be produced at the annual meeting.

Notwithstanding the provisions of this Section 1.01, Proposing Persons must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 1.01. Nothing in this Section 1.01 will be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement in accordance with the provisions of Rule 14a-8 under the Exchange Act.

Section 1.02. Special Meetings. (a) Special meetings of the stockholders may be called at any time by the Chief Executive Officer or the Secretary or by the Board of Directors. Business to be conducted at a special meeting of the stockholders may only be brought before the meeting pursuant to the Corporation’s notice of meeting.

(b) Subject to Section 1.02 (d) - (g), a special meeting of the stockholders shall be called by the Secretary upon proper written request or requests (each, a “Meeting Request”) given by or on behalf of one or more stockholders (each, a “Requesting Stockholder”) who beneficially own at least 25% of the voting power of all outstanding shares of the Corporation (the “Required Percent”). The record date for determining stockholders, or beneficial owners, as applicable, entitled to request a special meeting shall be the date on which the first Meeting Request for such special meeting was received by the Secretary in the manner required by the preceding sentence.

(c) To be in proper form, a Meeting Request shall be signed by the Requesting Stockholder or Requesting Stockholders submitting such Meeting Request, shall be delivered to and received by the Secretary at the principal executive offices of the Corporation by hand or by certified or registered mail, return receipt requested, and shall set forth: (i) a statement of the specific purpose of the meeting and the matters proposed to be acted on at the meeting, the reasons for conducting such business at the meeting and any material interest in such business of each such Requesting Stockholder; (ii) the name and address of each such Requesting Stockholder as it appears on the Corporation’s stock ledger (or, with respect to all shares to be included in the Required Percent that are beneficially owned but not of record by each such Requesting Stockholder, the name of each broker, bank or custodian (or similar entity) of each such Requesting Stockholder with respect to such shares); (iii) the number of shares of the Corporation owned of record and beneficially by each such Requesting Stockholder; (iv) as to each such Requesting Stockholder, the Proposal Information (except that references to the “Proposing Person” and “annual meeting” shall instead refer, respectively, to each “Requesting Stockholder” and “special meeting” for purposes of this paragraph); (v) an agreement by the Requesting Stockholder to notify the Corporation promptly in the event of (1) any disposition prior to the time of the special meeting of any shares held by a Requesting Stockholder as of the date on which the Meeting Request was delivered to the Secretary of the Corporation and (2) any other change prior to the time of the special meeting in the shares owned by any Requesting Stockholder; and (vi) an acknowledgement that (1) the Requesting Stockholder is entitled to vote at such special meeting, (2) any disposition prior to the date of the special meeting of any capital stock of the Corporation including any Requesting Stockholder’s shares as of the date on which the Meeting Request was delivered to the Secretary of the Corporation shall be deemed to be a revocation of such Meeting Request with respect to such disposed shares and (3) that any decrease in the Requesting Stockholders’ aggregate share ownership to less than the Required Percent shall be deemed to be an absolute revocation of such Meeting Request. The requirement set forth in clause (iv) of the immediately preceding sentence shall not apply to (A) any stockholder, or beneficial owner, as applicable, who has provided a written request solely in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by way of a solicitation statement filed on Exchange Act Schedule 14A or (B) any stockholder of record that is a broker, bank or custodian (or similar entity) and is acting solely as nominee on behalf of a beneficial owner. Except as otherwise provided in this Section 1.02, Section 1.01 (in the case of all matters to be considered at a special meeting of stockholders other than director nominations) and Section 2.04 (in the case of director nominations) shall apply with respect to stockholder-requested special meetings.

(d) A Requesting Stockholder may revoke its Meeting Request at any time by written revocation delivered to the Secretary, and if, following such revocation, there are un-revoked Meeting Requests from less than the Required Percent, the Board, in its discretion, may cancel the special meeting of the Stockholders.

(e) Except as set forth in Section 1.02(g), a special meeting requested by stockholders shall be held at such date, time and place within or without the state of Delaware as may be fixed by resolution of the Board of Directors; provided, however, that the date of any such special meeting shall be not more than 90 days after the receipt by the Secretary in the manner required by Section 1.02(c) of Meeting Requests from the Required Percent.

(f) The Requesting Stockholders on whose behalf the Meeting Request is being made shall update and supplement the information provided in the Meeting Request so that the information provided or required to be provided therein shall be true and correct as of the record date for the special meeting and as of the date that is the later of ten business days before the meeting or any adjournment or postponement thereof. Such update and supplement must be delivered to or mailed and received by the Secretary of the Corporation at the principal executive offices of the Corporation by no later than five business days after the record date for the meeting (in the case of the update and supplement required to be made as of the record date), and not later than seven business days before the date for the meeting (in the case of the update and supplement required to be made as of ten business days before the meeting or any adjournment or postponement thereof). A failure to deliver such information as required shall constitute a revocation of the applicable Meeting Request by the applicable Requesting Stockholder(s).

(g) Notwithstanding anything to the contrary in this Section 1.02: (i) A special meeting requested by the stockholders shall not be held if (A) the Meeting Request is received by the Secretary during the period commencing 60 days prior to the first anniversary of the date of the immediately preceding annual meeting and ending on the date of the final adjournment of the next annual meeting of the stockholders; (B) an identical or substantially similar item of business, as determined in good faith by the Board of Directors of the Corporation in its sole and absolute discretion, which determination shall be conclusive and binding on the Corporation and its stockholders, was presented at a meeting of stockholders held not more than 30 days before the Meeting Request is received by the Secretary or (C) the Meeting Request does not comply with or involves a violation of Regulation 14A under the Exchange Act or other applicable law; and (ii) nothing herein shall prohibit the Board of Directors from including in the Corporation’s notice of any special meeting of the stockholders called by the Secretary additional matters to be submitted to the stockholders at such meeting not included in the Meeting Request in respect of such meeting.

Section 1.03. Notice of Meetings; Waiver. The Secretary or any Assistant Secretary shall cause written notice of the place, date and hour of each meeting of the stockholders, and, in the case of a special meeting, the purpose or purposes for which such meeting is called, to be given personally or by mail, not less than ten nor more than 60 days prior to the meeting, to each stockholder of record entitled to vote at such meeting. If such notice is mailed, it shall be deemed to have been given to a stockholder when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the record of stockholders of the Corporation, or, if he or she shall have filed with the Secretary of the Corporation a written request that notices to him or her be mailed to some other address, then directed to him or her at such other address. Such further notice shall be given as may be required by law.

No notice of any meeting of stockholders need be given to any stockholder who submits a signed waiver of notice, whether before or after the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in a written waiver of notice. The attendance of any stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 1.04. Quorum. Except as otherwise required by law or by the Certificate of Incorporation, the presence in person or by proxy of the holders of record of a majority of the shares entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business at such meeting.

Section 1.05. Voting. If, pursuant to Section 5.04 of these By-Laws, a record date has been fixed, every holder of record of shares entitled to vote at a meeting of stockholders shall be entitled to one vote for each share outstanding in his or her name on the books of the Corporation at the close of business on such record date. If no record date has been fixed, then every holder of record of shares entitled to vote at a meeting of stockholders shall be entitled to one vote for each share of stock standing in his or her name on the books of the Corporation at the close of business on the day next preceding the day on which notice of the meeting is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. Except as otherwise required by law or by the Certificate of Incorporation or by these By-Laws, the vote of a majority of the shares represented in person or by proxy at any meeting and entitled to vote on the subject matter, at which a quorum is present shall be sufficient for the transaction of any business at such meeting.

Section 1.06. Voting by Ballot. No vote of the stockholders at any regular or special meeting need be taken by written ballot.

Section 1.07. Adjournment. If a quorum is not present at any meeting of the stockholders, the holders of a majority of the shares present in person or by proxy and entitled to vote on the subject matter shall have the power to adjourn any such meeting from time to time until a quorum is present. In addition, except to the extent inconsistent with any rules and procedures as adopted by the Board of Directors, the person presiding over the meeting of stockholders shall have the right and authority to convene, adjourn and reconvene the meeting from time to time as, in the judgment of such person, are appropriate for the proper conduct of the meeting. Notice of any adjourned meeting of the stockholders of the Corporation need not be given if the place (or means of remote communications, if any), date and hour thereof are (i) announced at the meeting at which the adjournment is taken, (ii) displayed, during the time scheduled for the meeting, on the same electronic network used to enable stockholders and proxy holders to participate in the meeting by means of remote communication or (iii) set forth in the notice of meeting given in accordance with Section 1.03 of these By-Laws, provided, however, that if the adjournment is for more than 30 days, or if after the adjournment a new record date for the adjourned meeting is fixed pursuant to Section 5.04 of these By-Laws, a notice of the adjourned meeting, conforming to the requirements of Section 1.03 of these By-Laws, shall be given to each stockholder of record entitled to vote at such meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted on the original date of the meeting.

Section 1.08. Proxies. Any stockholder entitled to vote at any meeting of the stockholders or to express consent to or dissent from corporate action in writing without a meeting may authorize another person or persons to vote at any such meeting and express such consent or dissent for him or her by proxy. Every proxy shall be revocable at the pleasure of the stockholder executing it, except in those cases where applicable law provides that a proxy shall be irrevocable. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with the Secretary.

Any stockholder directly or indirectly soliciting proxies from other stockholders must use a proxy card color other than white, which shall be reserved for the exclusive use for solicitation by the Board.

Section 1.09. Organization; Procedure. At every meeting of stockholders the presiding officer shall be the chair of the Board of Directors (“the Board Chair”) or, in the event of his or her absence or should the Board Chair in his or her discretion determine not to preside, in the following order of availability, the Chief Executive Officer, the President, or a Vice President, and in the case more than one Vice President shall be present, that Vice President designated by the Board of Directors (or in the absence of any such designation, the most senior Vice President, based on title). In case none of the foregoing officers designated to be the presiding officer shall be present, a presiding officer shall be chosen by the vote of a majority of the shares represented in person or by proxy and entitled to vote on the subject matter at the meeting. The Secretary, or in the event of his or her absence or disability, the Assistant Secretary, if any, or if there be no Assistant Secretary, in the absence of the Secretary, an appointee of the presiding officer, shall act as secretary of the meeting. The order of business and all other matters of procedure at every meeting of stockholders may be determined by such presiding officer.

Section 1.10. Inspectors of Elections. Preceding any meeting of the stockholders, the Board of Directors shall appoint one or more persons to act as Inspectors of Elections, and may designate one or more alternate inspectors. In the event no inspector or alternate is able to act, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of the duties of an inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector shall:

(a) ascertain the number of shares outstanding and the voting power of each;

(b) determine the shares represented at a meeting and the validity of proxies and ballots;

(c) count all votes and ballots;

(d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and

(e) certify his or her determination of the number of shares represented at the meeting, and his or her count of all votes and ballots.

The inspector may appoint or retain other persons or entities to assist in the performance of the duties of inspector.

Section 1.11. Opening and Closing of Polls. The date and time for the opening and the closing of the polls for each matter to be voted upon at a stockholder meeting shall be announced at the meeting. The inspector of the election shall be prohibited from accepting any ballots, proxies or votes or any revocations thereof or changes thereto after the closing of the polls, unless the Court of Chancery upon application by a stockholder shall determine otherwise.

Section 1.12. Consent of Stockholders in Lieu of Meeting. To the fullest extent permitted by law, whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, such action may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded.

Every written consent shall bear the date of signature of each stockholder who signs the consent and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by law to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation as provided in this Section 1.12.

ARTICLE II

BOARD OF DIRECTORS

Section 2.01. General Powers. Except as may otherwise be provided by law, by the Certificate of Incorporation or by these By-Laws, the property, affairs and business of the Corporation shall be managed by or under the direction of the Board of Directors and the Board of Directors may exercise all the powers of the Corporation.

Section 2.02. Number and Term of Office. The number of directors constituting the entire Board of Directors shall be between seven and 13, which number may be modified from time to time by resolution of the Board of Directors, but in no event shall the number of directors be less than three. Each director (whenever elected) shall hold office until his or her successor has been duly elected and qualified, or until his or her earlier death, resignation or removal.

Section 2.03. Election of Directors. Except as otherwise provided in Sections 2.14 and 2.15 of these By-Laws, the directors shall be elected at each annual meeting of the stockholders. If the annual meeting for the election of directors is not held on the date designated therefor, the directors shall cause the meeting to be held as soon thereafter as convenient. The directors shall be elected by the vote of the majority of the shares represented in person or by proxy and entitled to vote on the election of directors at any meeting for the election of directors at which a quorum is present, provided that if the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at any such meeting.

Section 2.04. Director Nominations. Subject to the rights of the holders of any series of preferred stock or any class or series of stock having a preference over the common stock as to dividends or upon dissolution, liquidation or winding up, nominations for the election of directors may only be made (a) by the Board of Directors, (b) pursuant to Section 2.05 below, or (c) by any stockholder who is a stockholder of record at the time of giving of the notice of nomination provided for in this Section 2.04 and at the time of the meeting, who is entitled to vote for the election of directors and who complies with the procedures set forth in this Article II.

Other than in accordance with the requirements set forth in Section 2.05 below, any stockholder of record entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if timely and proper written notice of such stockholder’s intent to make such nomination is given to the Secretary. To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation (a) with respect to an election to be held at an annual meeting of the stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the date of the immediately preceding annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder to be timely must be so delivered or received not earlier than the 120th day prior to such annual meeting and not later than the later of the 90th day prior to such annual meeting or the tenth day following the day on which Public Announcement of the date of such meeting is first made and (b) with respect to an election to be held at a special meeting of the stockholders for the election of directors, not earlier than the 120th day prior to such special meeting and not later than the later of the 90th day prior to such meeting or the tenth day following the day on which Public Announcement is first made of the date of the special meeting and of the nominees to be elected at such meeting. No adjournment or postponement of any meeting shall be deemed to affect any of the time periods set forth in the previous sentence. Each such notice shall set forth the following information and agreements as of the date of the notice: (a) the stockholder’s intent to nominate one or more persons for election as a director of the Corporation (each such stockholder, any beneficial owner on whose behalf the nomination is being made and their associates and affiliates, a “Nominating Person”), the name of each such nominee proposed by the stockholder giving the notice, and the reason for making such nomination at the annual meeting, (b) the Proposal Information with respect to each Nominating Person, (c) any material interest of the Nominating Persons in such nomination, (d) a description of all arrangements or understandings between or among any of (1) the Nominating Persons, (2) each nominee and (3) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by a Nominating Person, (e) such other information regarding each Nominating Person and each nominee proposed by the Nominating Person as would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitations of proxies for election of directors, or would be otherwise required, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (f) the signed consent of each nominee proposed by the Nominating Persons to serve as a director of the Corporation if so elected, (g) a representation by the Nominating Persons as to whether or not they intend to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors in support of the stockholder’s nominees, and (h) an agreement from each nominee (in the form to be provided by the Corporation upon written request) that such nominee (i) consents to being named in the Corporation’s proxy statement and form of proxy (and agrees not to be named in any other person’s proxy statement or form of proxy except as required by law) as a nominee and to serving as a director of the Corporation if elected, (ii) represents and agrees that he or she is not and will not become a party to any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how he or she, if elected as a director, will act or vote on any issue or question that has not been disclosed to the Corporation (a “Voting Commitment”), including any Voting Commitment that could reasonably be expected to limit or interfere with his or her ability to comply, if elected as a director, with his or her fiduciary duties under applicable law, (iii) represents and agrees that he or she is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, and (iv) represents and agrees that he or she would be in compliance, if elected as a director of the Corporation, and will comply, with applicable law and all applicable publicly disclosed corporate governance, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies and guidelines of the Corporation relating to his or her membership on the Board of Directors. The stockholder’s notice shall also include a completed director and stockholder questionnaire, signed by each nominee and Nominating Person in the form provided by the Secretary. The Corporation may require any Nominating Person or nominee to furnish such other information as the Corporation may reasonably request, and if so requested the Nominating Person and nominee shall, within five business days or such other period, as the Corporation may reasonably specify after any such request, furnish such other information.

Notwithstanding anything in the immediately preceding paragraph of this Section 2.04 to the contrary, if the number of directors to be elected to the Board at an annual meeting of the stockholders is increased and there is no Public Announcement naming all of the nominees for directors or specifying the size of the increased Board made by the Corporation at least 90 days prior to the first anniversary of the date of the immediately preceding annual meeting, a stockholder’s notice required by this Section 2.04 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to or mailed to and received by the Secretary at the principal executive offices of the Corporation not later than the tenth day following the day on which such Public Announcement is first made by the Corporation.

In addition, the Nominating Persons shall update and supplement the information required to be provided in their notice to the Corporation, or upon the Corporation’s request, promptly (and in any event two business days prior to the commencement of the applicable meeting of shareholders) if any such information ceases for any reason to be accurate or complete in any material respect. Such update and supplement must be delivered to or mailed and received by the Secretary of the Corporation at the principal executive offices of the Corporation.

Notwithstanding the provisions of this Section 2.04, Nominating Persons must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.04.

The chair of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures or if any Nominating Person solicits proxies in favor of the stockholder’s nominees after having represented that the Nominating Persons did not intend to solicit proxies in support of the stockholder’s nominees.

Only such persons who are nominated (a) by or at the direction of the Board or (b) in accordance with the procedures set forth in this Section 2.04 or Section 2.05 shall be eligible to serve as directors of the Corporation.

Section 2.05. Proxy Access for Director Nominations. (a) Subject to the terms and conditions set forth in these By-Laws, the Corporation shall include in its proxy statement and on its form of proxy for an annual meeting of the stockholders the name of, and the Required Information (as defined below) relating to, any nominee for election to the Board of Directors who satisfies the eligibility requirements in this Section 2.05 (a “Stockholder Nominee”) and who is identified in a notice that complies with the requirements of this Section 2.05 (including being timely delivered pursuant to Section 2.05(g)) (the “Stockholder Notice”) by an Eligible Stockholder (as defined below) who expressly elects at the time of delivering the Stockholder Notice to have such Stockholder Nominee included in the Corporation’s proxy materials.

(b) An “Eligible Stockholder” is one stockholder or a group of no more than 20 stockholders who,
(i) as of the date of the Stockholder Notice, owns (as defined below in Section 2.05(c)) a number of shares that represents at least 3% of the outstanding shares of the Corporation entitled to vote in the election of directors (based on the number of outstanding shares in the most recent filing by the Corporation with the SEC prior to the date of the Stockholder Notice) (the “Required Shares”) and has owned such shares continuously for at least the three-year period preceding and including the date of the Stockholder Notice;
(ii) holds the Required Shares through the date of the annual meeting; and
(iii) satisfies the additional requirements in this Section 2.05.

Two or more funds that are (1) under common management and investment control, (2) under common management and funded primarily by a single employer or (3) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940 (as amended from time to time, the “Investment Company Act”) (such funds together under each of (1), (2) or (3) comprising a “Qualifying Fund”) shall be treated as one stockholder for the purpose of determining the aggregate number of stockholders in this Section 2.05(b) and treated as one stockholder provided that each fund comprising a Qualifying Fund otherwise meets the requirements set forth in this Section 2.05(b).

Whenever the Eligible Stockholder consists of a group of stockholders (including a group of funds constituting a Qualifying Fund) each provision in this Section 2.05 that requires the Eligible Stockholder to provide any written statements, representations, undertakings, agreements or other instruments or to meet any other conditions shall be deemed to require each such stockholder (including each individual fund) that is the member of such group to provide such statements, representations, undertakings, agreements or other instruments and to meet such other conditions (including the minimum holding periods referenced above), except that the number of Required Shares that has been held continuously for the holding periods specified above shall apply to the ownership of the group in the aggregate.

(c) For purposes of this Section 2.05, an Eligible Stockholder “owns” only those outstanding shares of the Corporation as to which the stockholder possesses both:

(i) the full voting and investment rights pertaining to the shares and
(ii) the full economic interest in (including the opportunity for profit and risk of loss on) such shares;

provided that the number of shares calculated in accordance with clauses (i) and (ii) shall not include any shares:
(A) sold by such stockholder or any affiliate in any transaction that has not been settled or closed;
(B) sold short by such stockholder or any affiliate;

(C) borrowed by such stockholder or any affiliate for any purposes or purchased by such stockholder or any affiliate pursuant to an agreement or obligation to resell; or
(D) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any affiliate, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of:
(1) reducing in any manner, to any extent or at any time in the future, such stockholder’s or any affiliates’ full right to vote or direct the voting of any such shares; and/or
(2) hedging, offsetting, or altering to any degree gain or loss arising from the full economic ownership of such shares by such stockholder or affiliate.

A stockholder “owns” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has delegated any voting power by means of a proxy, power of attorney, or other instrument or arrangement that is revocable at any time by the stockholder. A stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has loaned such shares provided that the stockholder has the power to recall such loaned shares on five business days’ notice and has recalled such loaned shares as of the date of the Stockholder Notice and through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings.

(d) No stockholder may be a member of more than one group of stockholders constituting an Eligible Stockholder under this Section 2.05. If a stockholder would otherwise qualify as a member of more than one group of stockholders constituting an Eligible Stockholder, it shall be deemed to be a member of the group with the largest stockholding as reflected in the Stockholder Notice.

(e) For purposes of this Section 2.05, the “Required Information” that the Corporation will include in its proxy statement is:
(i) the information concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy statement by the applicable requirements of the Exchange Act and the rules and regulations thereunder and as required by the principal U.S. exchange upon which the stock of the Corporation is listed; and
(ii) if the Eligible Stockholder so elects, one written supporting statement of the Eligible Stockholder, not to exceed 500 words, for each of its Stockholder Nominees, which must be provided at the same time as the Stockholder Notice for inclusion in the Corporation’s proxy statement for the annual meeting (the “Statement”).

Notwithstanding anything to the contrary contained in this Section 2.05, the Corporation may omit from its proxy materials any information or Statement that it, in good faith, believes would violate any applicable law or regulation. Nothing in this Section 2.05 shall limit the Corporation’s ability to solicit against and include in its proxy materials its own statements relating to any Eligible Stockholder or Stockholder Nominee.

(f) The inclusion of the Stockholder Nominee in the proxy materials shall be subject to the timely delivery to the Corporation of, and the Stockholder Notice shall set forth, the information required under Section 2.04 of these By-Laws and also the following:

(i) as to the Eligible Stockholder (or in the case of a group, each stockholder whose stock is aggregated for purposes of constituting an Eligible Stockholder) giving the Stockholder Notice, (1) the name and address of each such stockholder or stockholders, as they appear on the Corporation's books, and of such beneficial owner, and (2) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner;

(ii) as to each Stockholder Nominee whom the Eligible Stockholder proposes to nominate for election or reelection to the Board of Directors pursuant to this Section 2.05(f), (1) the Required Information (including the Stockholder Nominee’s written consent to being named in the Corporation’s proxy statement as a nominee and to serving as a director if elected), (2) a description of all direct and indirect compensation and other material monetary or voting agreements, arrangements, and understandings during the past three years, and any other material relationships, between or among the Eligible Stockholder and its affiliates and associates, or others acting in concert therewith, on the one hand, and each Stockholder Nominee, and each Stockholder Nominee’s respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 of Regulation S-K if the Eligible Stockholder, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of Item 404 and the Stockholder Nominee were a director or executive officer of such registrant, (3) an agreement from the Stockholder Nominee in the form to be provided by the Corporation upon written request by the Eligible Stockholder that the Stockholder Nominee (A) consents to being named in the Corporation’s proxy statement and form of proxy (and agrees not to be named in any other person’s proxy statement or form of proxy except as required by law) as a nominee and to serving as a director of the Corporation if elected, (B) represents and agrees that he or she is not and will not become a party to a Voting Commitment, including any Voting Commitment that could reasonably be expected to limit or interfere with his or her ability to comply, if elected as a director, with his or her fiduciary duties under applicable law, (C) represents and agrees that he or she is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Corporation with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed to the Corporation, and (D) represents and agrees that he or she would be in compliance, if elected as a director of the Corporation, and will comply, with applicable law and all applicable publicly disclosed corporate governance, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies and guidelines of the Corporation relating to his or her membership on the Board of Directors;

(iii) a copy of the Schedule 14N that has been or concurrently is filed with the SEC under Exchange Act Rule 14a-18; and

(iv) the written representation, warranty and agreement of the Eligible Stockholder (or in the case of a group, each stockholder whose shares are aggregated for purposes of constituting an Eligible Stockholder) addressed to the Corporation, that:

(A) the Eligible Stockholder has complied, and will continue to comply, with the ownership and holding period requirements set forth in Section 2.05(b) and shall provide written statements from the record holder and intermediaries as required under Section 2.05(h) verifying such compliance by the Eligible Stockholder;

(B) the Eligible Stockholder:
(1) acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control at the Corporation, and does not presently have such intent;
(2) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 2.05;
(3) has not engaged and will not engage in a, and has not been and will not be a “participant” in another person’s, “solicitation” within the meaning of Exchange Act Rule 14a-1(l), in support of the election of any individual as a director at the annual meeting other than its Stockholder Nominee or a nominee of the Board of Directors; and
(4) will not distribute to any stockholder any form of proxy for the annual meeting other than the form distributed by the Corporation; and

(C) the Eligible Stockholder shall:
(1) assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation;
(2) indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 2.05 or any failure or alleged failure of the Eligible Stockholder or its Stockholder Nominee(s) to comply with, or any breach or alleged breach by the Eligible Stockholder or its Stockholder Nominee(s) of, the requirements of this Section 2.05;
(3) comply with all laws and regulations applicable to any solicitation in connection with the annual meeting;

(4) file all materials described below in Section 2.05(h)(iii) with the SEC, regardless of whether any such filing is required under Exchange Act Regulation 14A, or whether any exemption from filing is available for such materials under Exchange Act Regulation 14A;
(5) immediately notify the Corporation if the Eligible Stockholder ceases to own any of the Required Shares or the Eligible Stockholder or any Stockholder Nominee(s) fails to satisfy any eligibility requirement under this Section 2.05 prior to the date of the annual meeting;
(6) intend to be present in person at the annual meeting to present its Stockholder Nominee at the meeting; and
(7) provide to the Corporation prior to the annual meeting such additional information as necessary or reasonably requested by the Corporation; and

(v) in the case of a nomination by a group of stockholders that together is an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including any withdrawal of the nomination.

(g) To be timely under this Section 2.05, the Stockholder Notice must be delivered to or mailed and received by the Secretary at the principal executive offices of the Corporation not later than the 120th day nor earlier than the 150th day prior to the first anniversary of the date the definitive proxy statement was first released to stockholders in connection with the preceding year’s annual meeting of the stockholders; provided, however that in the event the date of the current year meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 180th day and not later than the later of the 90th day prior to the date of the current year meeting or the 10th day following the day on which Public Announcement of the date of the current year meeting is first made by the Corporation. In no event shall any adjournment or postponement of an annual meeting, or the announcement thereof, commence a new time period for the giving of the Stockholder Notice as described above.

(h) An Eligible Stockholder (or in the case of a group, each stockholder whose shares are aggregated for purposes of constituting an Eligible Stockholder) must:

(i) within five business days after the date of the Stockholder Notice, provide one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three-year holding period, verifying that the Eligible Stockholder owns, and has owned continuously for the preceding three years, the Required Shares;
(ii) include in the written statements provided pursuant to Item 4 of Schedule 14N filed with the SEC a statement certifying that it owns and continuously has owned, as defined in Section 2.05(c), the Required Shares for at least three years;
(iii) file with the SEC any solicitation or other communication relating to the current year meeting, one or more of the Corporation’s directors or director nominees or any Stockholder Nominee, regardless of whether any such filing is required under Exchange Act Regulation 14A or whether any exemption from filing is available for such solicitation or other communication under Exchange Act Regulation 14A; and

(iv) as to any group of funds whose shares are aggregated for purposes of constituting an Eligible Stockholder, within five business days after the date of the Stockholder Notice, provide documentation reasonably satisfactory to the Corporation that demonstrates that the funds qualify as a Qualifying Fund.

(i) At the request of the Corporation, the Stockholder Nominee must promptly, but in any event within five business days of such request, submit any additional completed and signed questionnaires required of the Corporation’s directors and provide to the Corporation such other information as it may reasonably request. The Corporation may request such additional information as necessary to permit the Board of Directors to determine if each Stockholder Nominee satisfies the independence and other eligibility requirements set forth in Section 2.05(j)(iii).

(j) Notwithstanding anything to the contrary contained in this Section 2.05, the Corporation may omit from its proxy statement any Stockholder Nominee, and such nomination shall be disregarded and no vote on such Stockholder Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation, and the Eligible Stockholder may not, after the last day on which a Stockholder Notice would be timely pursuant to Section 2.05(g), cure in any way any defect preventing the nomination, if:
(i) the Secretary of the Corporation receives notice that any stockholder intends to nominate a person for election to the Board of Directors pursuant to Section 2.04;
(ii) the Eligible Stockholder materially breaches any of its agreements, representations, or warranties set forth in the Stockholder Notice, or if any of the information in the Stockholder Notice was not, when provided, true and correct or contains material omissions; or
(iii) the Stockholder Nominee (A) is not independent under the listing standards of the principal U.S. exchange upon which the shares of the Corporation are listed, any applicable rules of the SEC, and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors, (B) does not qualify as independent under the audit, compensation or other committee independence requirements set forth in the rules of the principal U.S. exchange on which shares of the Corporation are listed, (C) does not qualify as a “non-employee director” under Exchange Act Rule 16b-3, or as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision), (D) is or has been, within the past three years, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, (E) is or has been subject to any event specified in Rule 506(d)(1) of Regulation D under the Securities Act or Item 401(f) of Regulation S-K of the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of such Stockholder Nominee or (F) whose election as a member of the Board of Directors would cause the Corporation to be in violation of these By-Laws, its Certificate of Incorporation, the rules and listing standards of the principal U.S. securities exchanges upon which the stock of the Corporation is listed or traded, or any applicable law, rule or regulation.

(k) The number of Stockholder Nominees appearing in the Corporation’s proxy materials with respect to an annual meeting of the stockholders (including (i) any Stockholder Nominee whose name was submitted for inclusion in the Corporation’s proxy materials but who is nominated by the Board of Directors as a Board nominee and (ii) any nominee who was previously elected to the Board of Directors as a Stockholder Nominee at any of the preceding two annual meetings and who is re-nominated for election at such annual meeting by the Board of Directors) shall not exceed the greater of (i) two or (ii) 20% of the number of directors in office as of the last day on which a Stockholder Notice may be delivered pursuant to this Section 2.05 with respect to the annual meeting, or if such amount is not a whole number, the closest whole number below 20%. In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 2.05 exceeds this maximum number, each Eligible Stockholder will select one Stockholder Nominee for inclusion in the Corporation’s proxy materials until the maximum number is reached, going in order of the number (largest to smallest) of shares of the Corporation each Eligible Stockholder disclosed as owned in its respective Stockholder Notice submitted to the Corporation. If the maximum number is not reached after each Eligible Stockholder has selected one Stockholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the maximum number is reached. Following this determination, if any Stockholder Nominee who satisfies the eligibility requirements in this Section 2.05 but later withdraws his or her nomination or becomes unwilling, unable or ineligible to serve on the Board of Directors, no other Stockholder Nominee shall be included in the Corporation’s proxy materials or otherwise be submitted for director election in substitution thereof with respect to the annual meeting and the Corporation shall not be required to include in its proxy materials such Stockholder Nominee and may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the Stockholder Nominee will not be included as a nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting. If one or more vacancies on the Board of Directors for any reason occur after the deadline in Section 2.05(g) for delivery of the Stockholder Notice and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the maximum number of Stockholder Nominees that may be nominated by all Eligible Stockholders shall be calculated based on the number of directors in office so reduced.

(l) Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of the stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting, or (ii) does not receive at least 25% of the votes cast in favor of the Stockholder Nominee’s election, will be ineligible to be a Stockholder Nominee pursuant to this Section 2.05 for the next two annual meetings.

(m) The Board of Directors (or any other person or body duly authorized by the Board of Directors) shall have the power and authority to interpret this Section 2.05 and to make any and all determinations necessary or advisable pursuant to this Section 2.05. Any such interpretation or determination adopted in good faith by the Board of Directors (or any other person or body authorized by the Board of Directors) shall be binding on all persons, including the Corporation and its stockholders (including any beneficial owners of the Corporation’s stock).

Section 2.06. Annual and Regular Meetings. The annual meeting of the Board of Directors for the purpose of electing officers of the Corporation and for the transaction of such other business as may come before the meeting shall be held as soon as possible following adjournment of the annual meeting of the stockholders at the place of such annual meeting of the stockholders. Notice of such annual meeting of the Board of Directors need not be given. The Board of Directors from time to time may by resolution provide for the holding of regular meetings and fix the place (which may be within or without the State of Delaware) and the date and hour or such meetings. Notice of regular meetings need not be given.

Section 2.07. Special Meetings; Notice. Special meetings of the Board of Directors may be called by the Board Chair, the Chief Executive Officer, the Secretary or an Assistant Secretary, if any, and, on the written request of any two directors, the Secretary or an Assistant Secretary shall call such meeting. Special meetings shall be held at such place (within or without the State of Delaware), date and hour as may be specified in the respective notices or waivers of notice of such meetings. Special meetings of the Board of Directors may be called on 24 hours' notice, if notice is given to each director personally or by telephone or telegram, or on five days’ notice, if notice is mailed to each director, addressed to him or her at his or her usual place of business. Notice of any special meeting need not be given to any director who attends such meeting without protesting the lack of notice to him or her, prior to or at the commencement of such meeting, or to any director who submits a signed waiver of notice, whether before or after such meeting, and any business may be transacted thereat.

Section 2.08. Quorum; Voting. At all meetings of the Board of Directors, the presence of a majority of the directors then in office shall constitute a quorum for the transaction of business; provided, however, that in no case shall a quorum consist of less than one-third of the total number of directors that the Corporation would have if there were no vacancies on the Board of Directors. Except as otherwise required by law, the Certificate of Incorporation or these By-Laws, the vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.09. Adjournment. A majority of the directors present, whether or not a quorum is present, may adjourn any meeting of the Board of Directors to another time or place. No notice need be given of any adjourned meeting unless the time and place of the adjourned meeting are not announced at the time of adjournment, in which case notice conforming to the requirements of Section 2.07 of these By-Laws shall be given to each director.

Section 2.10. Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing, and such writing or writings are filed with the minutes of proceedings of the Board of Directors.

Section 2.11. Regulations; Manner of Acting. To the extent consistent with applicable law, the Certificate of Incorporation and these By-Laws, the Board of Directors may adopt such rules and regulations for the conduct of meetings of the Board of Directors and for the management of the property, affairs and business of the Corporation as the Board of Directors may deem appropriate. The directors shall act only as a Board, and the individual directors shall have no power as such.

Section 2.12. Action by Telephonic Communications. Except as otherwise determined by the Board of Directors, members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

Section 2.13. Resignations. Any director may resign at any time by delivering a written notice of resignation, signed by such director, to the Board Chair or the Chief Executive Officer. Unless otherwise specified therein, such resignation shall take effect upon delivery.

Section 2.14. Removal of Directors. Any director may be removed at any time, either for or without cause, upon the affirmative vote of the holders of a majority of the outstanding shares of stock of the Corporation entitled to vote for the election of such director. Any vacancy in the Board of Directors caused by any such removal may be filled at such meeting by the stockholders entitled to vote for the election of the director so removed. If such stockholders do not fill such vacancy at such meeting (or in the written instrument effecting such removal, if such removal was effected by consent without a meeting), such vacancy may be filled in the manner provided in Section 2.15 of these By-Laws.

Section 2.15. Vacancies and Newly Created Directorships. If any vacancies shall occur in the Board of Directors, by reason of death, resignation, removal or otherwise, or if the authorized number of directors shall be increased, the directors then in office shall continue to act, and such vacancies and newly created directorships may be filled by a majority of the directors then in office, although less than a quorum. A director elected to fill a vacancy or a newly created directorship shall hold office until his or her successor has been elected and qualified or until his or her earlier death, resignation or removal. Any such vacancy or newly created directorship may also be filled at any time by vote of the stockholders.

Section 2.16. Compensation. Each director, in consideration of his or her service as such, shall be entitled to receive from the Corporation such amount per annum or such fees for attendance at directors’ meetings, or both, as the Board of Directors may from time to time determine, together with reimbursement for the reasonable out-of-pocket expenses, if any, incurred by such director in connection with the performance of his or her duties. Each director who shall serve as a member of any Committee designated by the Board of Directors in consideration of serving as such shall be entitled to such additional amount per annum or such fees for attendance at committee meetings, or both, as the Board of Directors may from time to time determine, together with reimbursement for the reasonable out-of-pocket expenses, if any, incurred by such director in the performance of his or her duties. Nothing contained in this Section 2.16 shall preclude any director from serving the Corporation or its subsidiaries in any other capacity and receiving proper compensation.

Section 2.17. Reliance on Accounts and Reports, etc. A director, or a member of any Committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon information, opinions, reports or statements presented to the Corporation by any of the officers or employees of the Corporation, or Committees designated by the Board of Directors, or by any other person as to the matters the member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 2.18. Honorary Directors. The Board of Directors may, by vote at a regularly held meeting, appoint at its discretion individuals as Honorary Directors to serve for such period of time and with such compensation as shall be fixed by the Board of Directors. Individuals appointed as Honorary Directors shall have the right to attend regularly scheduled Board of Directors meetings but shall not have the right to cast a vote.

ARTICLE III

AUDIT COMMITTEE, COMPENSATION COMMITTEE,
NOMINATING/CORPORATE GOVERNANCE COMMITTEE
AND OTHER COMMITTEES

Section 3.01. How Constituted. The Board of Directors shall have an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee, each such Committee to consist of such number of directors as from time to time may be fixed by the Board of Directors in accordance with this Section 3.01. The Board of Directors may designate one or more other Committees, each of which shall consist of such number of directors as from time to time may be fixed by the Board of Directors. The Board of Directors may designate one or more directors as alternate members of any Committee, who may replace any absent or disqualified member or members at any meeting of such Committee. Thereafter, members (and alternate members, if any) of each Committee may be designated at the annual meeting of the Board of Directors. Any Committee, other than the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee, may be abolished or re-designated from time to time by the Board of Directors. Each member (and each alternate member) of any Committee (whether designated at an annual meeting of the Board of Directors or to fill a vacancy or otherwise) shall hold office until his or her successor shall have been designated or until he or she shall cease to be a director, or until his or her earlier death, resignation or removal.

Section 3.02. Powers; Duties and Responsibilities. Each Committee shall have and may exercise such powers of the Board of Directors as may be provided by resolution or resolutions of the Board of Directors. The specific powers of the Audit Committee, the Compensation Committee and the Nominating/Corporate Governance Committee are set forth in their Charters (which are available on the Corporation’s website at “adp.com” or any successor website), as may be amended from time to time by resolution or resolutions of the Board of Directors. Notwithstanding the foregoing, no Committee shall have the power or authority:

(a) to amend the Certificate of Incorporation (except that a Committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board of Directors as provided in Section 151(a) of the General Corporation Law, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series);

(b) to adopt an agreement of merger or consolidation;

(c) to recommend to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets;

(d) to recommend to the stockholders a dissolution of the Corporation or a revocation of dissolution; or

(e) to amend the By-Laws of the Corporation.

Section 3.03. Proceedings. The chair of each Committee shall be designated by the Board of Directors. Each Committee may fix its own rules of procedure and may meet at such place (within or without the State of Delaware), at such time and upon such notice, if any, as it shall determine from time to time or as may be required by the Board of Directors. Each Committee shall keep minutes of its proceedings and shall report such proceedings to the Board of Directors at the meeting of the Board of Directors next following any such proceedings.

Section 3.04. Quorum and Manner of Acting. Except as may be otherwise provided in the resolution creating such Committee, at all meetings of any Committee, the presence of members (or alternate members) constituting a majority of the total authorized membership of such Committee shall constitute a quorum for the transaction of business. Notwithstanding the foregoing, the presence of two members (or alternate members) of a Committee that has four authorized members shall constitute a quorum for the transaction of business. The act of the majority of the members present at any meeting at which a quorum is present shall be the act of such Committee. Any action required or permitted to be taken at any meeting of any such Committee may be taken without a meeting, if all members of such Committee shall consent to such action in writing and such writing or writings are filed with the minutes of the proceedings of the Committee. The members of any such Committee shall act only as a Committee, and the individual members of such Committee shall have no power as such.

Section 3.05. Action by Telephonic Communications. Except as otherwise provided by the applicable Committee or by the Board of Directors, members of any Committee may participate in a meeting of such Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.

Section 3.06. Absent or Disqualified Members. In the absence or disqualification of a member of any Committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another qualified member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

Section 3.07. Resignations. Any member (and any alternate member) of any Committee may resign at any time by delivering a written notice of resignation, signed by such member, to the Board Chair or the Chief Executive Officer. Unless otherwise specified therein, such resignation shall take effect upon delivery.

Section 3.08. Removal. Any member (and any alternate member) of any Committee may be removed from his or her position as a member (or alternate member, as the case may be) of such Committee at any time, either for or without cause, by the Board of Directors.

Section 3.09. Vacancies. If any vacancy shall occur in any Committee, by reason of disqualification, death, resignation, removal or otherwise, the remaining members (and any alternate members) shall continue to act, and any such vacancy may be filled by the Board of Directors.

ARTICLE IV

OFFICERS

Section 4.01. Number. The officers of the Corporation (the “officers of the Corporation”) shall be a Chief Executive Officer, a President, a Secretary, a Treasurer and may be the Board Chair and such other officers as the Board of Directors appoints from time to time by resolution or resolutions of the Board of Directors. The officers of the Corporation may include one or more Vice Presidents and one or more Assistant Secretaries and Assistant Treasurers, but only if appointed as an officer of the Corporation by the Board of Directors. The officers of the Corporation shall exercise such powers and perform such duties and have such titles as shall be determined from time to time by the Board of Directors or as otherwise provided in the By-Laws. The Board of Directors shall designate an officer to be the Chief Executive Officer of the Corporation and may designate any officer to be the Chief Operating Officer or Chief Financial Officer of the Corporation. Any number of offices may be held by the same person unless the Certificate of Incorporation or these By-Laws provide otherwise.

Section 4.02. Election. Unless otherwise determined by the Board of Directors, the officers of the Corporation shall be elected by the Board of Directors at the annual meeting of the Board of Directors, and shall be elected to hold office until the next succeeding annual meeting of the Board of Directors. In the event of the failure to elect officers of the Corporation at such annual meeting, officers may be elected at any regular or special meeting of the Board of Directors. Each officer shall hold office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

Section 4.03. Salaries. The compensation of all officers and agents of the Corporation shall be fixed by the Board of Directors, the Chief Executive Officer or such other persons to whom the authority to fix such salaries shall be delegated by the Board of Directors or the Chief Executive Officer. No officer shall be prevented from receiving a salary or other compensation by reason of the fact that the officer is also a director of the Corporation.

Section 4.04. Removal and Resignation; Vacancies. Any officer of the Corporation may be removed for or without cause at any time by the Board of Directors or by the Chief Executive Officer. Any officer of the Corporation may resign at any time by delivering a written notice of resignation, signed by such officer, to the Board of Directors or the Chief Executive Officer. Unless otherwise specified therein, such resignation shall take effect upon delivery. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise, shall be filled by the Board of Directors or by the Chief Executive Officer.

Section 4.05. Authority and Duties of Officers. The officers of the Corporation shall have such authority and shall exercise such powers and perform such duties as may be specified in these By-Laws, except that in any event each officer shall exercise such powers and perform such duties as may be required by law.

Section 4.06. Board Chair. The Board Chair shall preside at all meetings of the stockholders and the Board of Directors and shall exercise such powers and perform such other duties as shall be determined from time to time by the Board of Directors.

Section 4.07. President. The President shall have general supervision over the business of the Corporation, subject, however, to the control of the Board of Directors, any duly authorized Committee designated by the Board of Directors and the Chief Executive Officer (if not the President). The President may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts and other instruments except in cases in which the signing and execution thereof shall be expressly delegated by the Board of Directors or by these By-Laws to some other officer or agent of the Corporation or shall be required by statute otherwise to be signed or executed and, in general, the President shall perform all duties incident to the office of President of a corporation and such other duties as may from time to time be assigned to the President by the Board of Directors and the Chief Executive Officer (if not the President).

Section 4.08. Vice Presidents. At the request of the Chief Executive Officer, or, in the Chief Executive Officer’s absence, at the request of the Board of Directors, the Vice Presidents shall (in such order as may be designated by the Chief Executive Officer or the Board of Directors or, in the absence of any such designation, the most senior Vice President based on title) perform all of the duties of the President and, in so performing, shall have all the powers of, and be subject to all restrictions upon, the President. Any Vice President may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts or other instruments, except in cases in which the signing and execution thereof shall be expressly delegated by the Board of Directors or by these By-Laws to some other officer or agent of the Corporation, or shall be required by statute otherwise to be signed or executed, and each Vice President shall perform such other duties as from time to time may be assigned to such Vice President by the Board of Directors or by the Chief Executive Officer.

Section 4.09. Secretary. The Secretary shall attend all meetings of the stockholders and the Board of Directors and shall record all the proceedings of such meetings in a book or books to be kept for that purpose, and shall perform like duties for the Committees of the Board of Directors, when required. The Secretary shall give, or cause to be given, all notices to be given in accordance with these By-Laws or as required by law and shall perform such other duties as may be prescribed by the Board of Directors or by the Chief Executive Officer. The Secretary or an Assistant Secretary, if any, may attest all instruments signed by the Board Chair, the Chief Executive Officer, the President, any Vice President or any other authorized officers of the Corporation. The Secretary shall have charge of the stock books and ledgers of the Corporation and all the books, records and papers of the Corporation relating to its organization and management, shall see that the reports, statements and other documents required by statute are properly kept and filed and, in general, shall perform all duties incident to the office of Secretary of a corporation and such other duties as may from time to time be assigned to the Secretary by the Board of Directors or by the Chief Executive Officer.

Section 4.10. Treasurer. The Treasurer shall have charge and custody of, and be responsible for, all funds, securities and notes of the Corporation; receive and give receipts for moneys due and payable to the Corporation from any sources whatsoever; deposit all such moneys and valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors, the Chief Executive Officer, the Treasurer or by any person to whom such power to designate is delegated by the Board of Directors, the Chief Executive Officer or the Treasurer; against proper vouchers, cause such funds to be disbursed by checks or drafts on the authorized depositories of the Corporation signed in such manner as shall be determined by the Board of Directors or the Chief Executive Officer and be responsible for the accuracy of the amounts of all moneys so disbursed; regularly enter or cause to be entered in books or other records maintained for the purpose full and adequate account of all moneys received or paid for the account of the Corporation; have the right to require from time to time reports or statements giving such information as the Treasurer may desire with respect to any and all financial transactions of the Corporation from the officers or agents transacting the same; render to the Chief Executive Officer or the Board of Directors, whenever the Chief Executive Officer or the Board of Directors shall require the Treasurer so to do, an account of the financial condition of the Corporation and of all financial transactions of the Corporation; exhibit at all reasonable times the records and books of account to any of the directors upon application at the office of the Corporation where such records and books are kept; disburse the funds of the Corporation as ordered by the Board of Directors and the Chief Executive Officer; and, in general, perform all duties incident to the office of Treasurer of a corporation and such other duties as may from time to time be assigned to the Treasurer by the Board of Directors or the Chief Executive Officer.

Section 4.11. Assistant Secretaries and Assistant Treasurers. Assistant Secretaries and Assistant Treasurers shall perform such duties as shall be assigned to them by the Secretary or by the Treasurer, respectively, or by the Board of Directors or by the Chief Executive Officer.

Section 4.12. Security. The Board of Directors may require any officer, agent or employee of the Corporation to provide security for the faithful performance of his or her duties, in such amount and of such character as may be determined from time to time by the Board of Directors.

ARTICLE V

CAPITAL STOCK

Section 5.01. Certificates of Stock; Uncertificated Shares. The shares of stock of the Corporation shall be represented by certificates or all of such shares shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock, or a combination of both. If shares are represented by certificates (if any), such certificates shall be in the form approved by the Board of Directors. The certificates representing shares of stock of each class shall be signed by, or in the name of, the Corporation by the Board Chair, the President or any Vice President, and by the Secretary, any Assistant Secretary, the Treasurer or any Assistant Treasurer. Any or all such signatures may be facsimiles. In case any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue.

Section 5.02. Lost, Stolen or Destroyed Certificates. The Board of Directors may direct that a new certificate of stock or uncertificated shares be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon delivery to the Board of Directors of proof satisfactory to the Board of Directors of such loss, theft or destruction. The Board of Directors may require the owner of such lost, stolen or destroyed certificate, or his legal representative, to advertise such loss, theft or destruction in such manner as the Board of Directors may require and to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate of stock or uncertificated shares.

Section 5.03. Transfer of Stock. Transfers of stock shall be made only on the stock transfer books of the Corporation and upon surrender of the certificate previously issued therefore which is outstanding and not canceled, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, except that uncertificated shares shall be transferred upon receipt of proper transfer instructions from the record holder thereof. Subject to the provisions of the Certificate of Incorporation and these By-Laws, the Board of Directors may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, transfer and registration of shares of the Corporation.

Section 5.04. Record Date. In order to determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors, and which shall not be more than 60 nor less than ten days before the date of such meeting. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights of the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

Section 5.05. Registered Stockholders. A person in whose name shares of stock are registered on the books of the Corporation shall be deemed the person exclusively entitled to receive dividends and other distributions, to vote, to receive notice and otherwise to exercise all the rights and powers of the owner of the shares, and the Corporation shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any other person, whether or not the Corporation shall have notice of such claim or interests. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer or uncertificated shares are requested to be transferred, both the transferor and transferee request the Corporation to do so.

Section 5.06. Transfer Agent and Registrar. The Board of Directors may appoint one or more transfer agents and one or more registrars, and may require all certificates representing shares to bear the signature of any such transfer agents or registrars.

ARTICLE VI

INDEMNIFICATION

Section 6.01. Nature of Indemnity. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a director or officer of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director or officer, of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she (x) acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, in the case of any such employee or agent, in a manner he or she reasonably believed to be not in violation of any policies or directives of the Corporation and (y) with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful; except that in the case of an action or suit by or in the right of the Corporation to procure a judgment in its favor (i) such indemnification shall be limited to expenses (including attorneys' fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit and (ii) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. The indemnification under this Section 6.01 shall apply to all directors and officers of the Corporation who sit on the boards of directors of non-profit corporations in keeping with the Corporation’s philosophy.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Section 6.02. Successful Defense. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action,

suit or proceeding referred to in Section 6.01 of these By-Laws or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

Section 6.03. Determination That Indemnification Is Proper. Any indemnification of a director or officer of the Corporation under Section 6.01 of these By-Laws (unless ordered by a court) shall be made by the Corporation unless a determination is made that indemnification of the director or officer is not proper in the circumstances because he or she has not met the applicable standard of conduct set forth in Section 6.01 of these By-Laws. Any indemnification of an employee or agent of the Corporation under Section 6.01 of these By-Laws (unless ordered by a court) may be made by the Corporation upon a determination that indemnification of the employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 6.01 of these By-Laws. Any such determination shall be made (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iii) by the stockholders.

Section 6.04. Advance Payment of Expenses. Expenses (including attorneys' fees) incurred by a director or officer of the Corporation in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate. The Board of Directors may authorize the Corporation's counsel to represent such director, officer, employee or agent in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.

Section 6.05. Procedure for Indemnification of Directors and Officers. Any indemnification of a director or officer of the Corporation under Sections 6.01 and 6.02 of these By-Laws, or advance of costs, charges and expenses to a director or officer of the Corporation under Section 6.04 of these By-Laws, shall be made promptly, and in any event within 30 days, upon the written request of the director or officer. If a determination by the Corporation that the director or officer is entitled to indemnification pursuant to this Article is required, and the Corporation fails to respond within 60 days to a written request for indemnity, the Corporation shall be deemed to have approved such request. If the Corporation denies a written request for indemnity or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article shall be enforceable by the director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Section 6.04 of these By-Laws where the required undertaking, if any, has been received by or tendered to the Corporation) that the claimant has not met the standard of conduct set forth in Section 6.01 of these By-Laws, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders)

to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in Section 6.01 of these By-Laws, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 6.06. Survival; Preservation of Other Rights. The foregoing indemnification provisions shall be deemed to be a contract between the Corporation and each director, officer, employee and agent who serves in any such capacity at any time while these provisions as well as the relevant provisions of the General Corporation Law are in effect and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a “contract right” may not be modified retroactively without the consent of such director, officer, employee or agent.

The indemnification provided by this Article VI shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 6.07. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article, provided that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the entire Board of Directors.

Section 6.08. Severability. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director or officer and may indemnify each employee or agent of the Corporation as to costs, charges and expenses (including attorneys' fees) judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VII

GENERAL PROVISIONS

Section 7.01. Dividends. Subject to any applicable provisions of law and the Certificate of Incorporation, dividends upon the shares of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors and any such dividend may be paid in cash, property, or shares of the Corporation's capital stock.

A member of the Board of Directors, or a member of any Committee designated by the Board of Directors shall be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, or Committees of the Board of Directors, or by any other person as to matters the director reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.

Section 7.02. Reserves. There may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies or for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may similarly modify or abolish any such reserve.

Section 7.03. Execution of Instruments. The Board of Directors, except as otherwise provided in these By-Laws, may prospectively or retroactively authorize any officer or officers, employee or employees or agent or agents, in the name and on behalf of the Corporation, to enter into any contract or agreement or execute and deliver any instrument, including checks, drafts and other orders for the payment of moneys out of the funds of the Corporation, promissory notes, bonds or other evidences of indebtedness of the Corporation, endorsements, assignments, transfers, stock powers or other instruments of transfer of stock or other securities belonging to and/or standing in the name of the Corporation, and any other documents requiring the execution by or in the name of the Corporation, and any such authority may be general or confined to specific instances, or otherwise limited.

Section 7.04. Corporate Indebtedness. The Board of Directors may prospectively or retroactively authorize the Chief Executive Officer or any other officer, employee or agent of the Corporation to effect loans and advances at any time for the Corporation from any banks, trust company or other institution, or from any firm, corporation or individual, and, when authorized by the Board of Directors so to do, may pledge and hypothecate or transfer any securities or other property of the Corporation as security for any such loans or advances. Such authority conferred by the Board of Directors may be general or confined to specific instances, or otherwise limited.

Section 7.05. Fiscal Year. The Board of Directors may determine the fiscal year of the Corporation and may from time to time change the same.

Section 7.06. Seal. The seal of the Corporation shall be circular in form and shall contain the name of the Corporation, the year of its incorporation and the words "Corporate Seal" and "Delaware". The form of such seal shall be subject to alteration by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or reproduced, or may be used in any other lawful manner.

Section 7.07. Books and Records; Inspection. Except to the extent otherwise required by law, the books and records of the Corporation shall be kept at such place or places within or without the State of Delaware as may be determined from time to time by the Board of Directors. Subject to the General Corporation Law, the Board of Directors from time to time may determine whether, to what extent, at what times and places, and under what conditions and regulations, the accounts, books and papers of the Corporation, or any of them, shall be open to the inspection of stockholders; and no stockholder shall have any right to inspect any account, book or paper of the Corporation except as expressly conferred by the General Corporation Law or authorized by the Board of Directors.

Section 7.08 Exclusive Forum. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law, the Certificate of Incorporation or these By-laws, or (d) any action asserting a claim governed by the internal affairs doctrine shall be the Delaware Court of Chancery, unless such court lacks jurisdiction over such action or proceeding in which case the sole and exclusive forum for such action or proceeding shall be another court of the State of Delaware or if no court of the State of Delaware has jurisdiction, then the federal district court for the District of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this By-law. Any person who, or entity that, holds, purchases or otherwise acquires an interest in stock of the Corporation will be deemed (a) to have notice of, and agree to comply with, the provisions of this By-law, and (b) to consent to the personal jurisdiction of the Delaware Court of Chancery (or if the Delaware Court of Chancery does not have jurisdiction, another court of the State of Delaware, or if no court of the State of Delaware has jurisdiction, the federal district court for the District of Delaware) in any proceeding brought to enjoin any action by that person or entity that is inconsistent with the exclusive jurisdiction provided for in this By-law. If any action the subject matter of which is within the scope of this By-law is filed in a court other than as specified above in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the Delaware Court of Chancery, another court in the State of Delaware or the federal district court in the District of Delaware, as appropriate, in connection with any action brought in any such court to enforce this By-law and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the action as agent for such stockholder.

ARTICLE VIII

AMENDMENT OF BY-LAWS

Section 8.01. Amendment. Subject to the provisions of the Certificate of Incorporation, these By-Laws may be amended, altered or repealed:

(a) by resolution adopted by a majority of the Board of Directors at any special or regular meeting of the Board of Directors if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting; or

(b) at any regular or special meeting of the stockholders if, in the case of such special meeting only, notice of such amendment, alteration or repeal is contained in the notice or waiver of notice of such meeting.

ARTICLE IX

CONSTRUCTION

Section 9.01. Construction. Whenever in these By-Laws references are made to the Certificate of Incorporation, such references shall be deemed to be references to the Certificate of Incorporation, as the same, at the time of the adoption of these By-Laws, may have been amended and as the same, subsequent to such time, may be amended; and wherever in these By-Laws references are made to the By-Laws of the Corporation, such references shall be deemed to be references to these By-Laws, and to the same as they from time to time may be amended. Wherever in these By-Laws references are made to the General Corporation Law, such references shall be deemed to be references to the General Corporation Law of the State of Delaware.

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